Exhibit 99.1

Contact:	For news media: George C. Lewis, 610-774-4687
For financial analysts: Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL Request for Transfer of Susquehanna Nuclear Plant Licenses
Approved by Nuclear Regulatory Commission

ALLENTOWN, Pa. (April 10, 2015) -- The U.S. Nuclear Regulatory Commission on Friday (4/10) approved PPL Susquehanna’s request for indirect transfer of control of the operating licenses for both units at the Susquehanna nuclear power plant. The decision is associated with PPL Corporation’s proposal to spin off its competitive energy supply business and combine it with competitive generation assets owned by Riverstone Holdings LLC affiliate RJS Power Holdings LLC to form a new independent power producer called Talen Energy Corporation.
After extensive review of PPL Susquehanna’s filing, the NRC determined that the transfer will not adversely affect the technical or financial qualifications to operate the plant, or the assurance of funding for eventual decommissioning of the plant, and will not result in foreign ownership or control of the plant.
When the spinoff transaction occurs, the name of the company holding the plant licenses will change from PPL Susquehanna LLC to Susquehanna Nuclear LLC, but the owner/operator arrangement will not change. Susquehanna Nuclear will operate the plant, which will continue to be jointly owned by Susquehanna Nuclear and Allegheny Electric Cooperative.
The Susquehanna plant is located in Luzerne County, Pa., about seven miles north of Berwick.
Previously, the Federal Energy Regulatory Commission and the Pennsylvania Public Utility Commission approved filings related to the spinoff transaction. The final regulatory action needed before the company can proceed to close the transaction is the completion of a review by the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act. PPL expects the transaction to close in the second quarter of 2015.
PPL Susquehanna is one of PPL Corporation’s generating affiliates. PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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